UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):  January 19, 2017
LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)
Registrant’s telephone number, including area code:  (702) 414-1000
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐  Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 19, 2017, Las Vegas Sands Corp. (the “Company”) resolved the U.S. Department of Justice (the “DOJ”) investigation related to the Foreign Corrupt Practices Act (“FCPA”).

Effective  January 19, 2017, the Company entered into a Non-Prosecution Agreement with the DOJ (the “NPA”), which concerns failure to implement adequate internal accounting controls in connection with payments to companies associated with a consultant  in a region known to be high risk for corruption.  Pursuant to the NPA, the Company agreed to pay a penalty of $6.96 million and to certain compliance, reporting, and cooperation obligations.

In reaching the resolution set forth in the NPA, the DOJ took into account the Company’s thorough internal investigation and its cooperation with the DOJ’s investigation; that the Company no longer employs or is affiliated with any of the individuals implicated in the conduct at issue in the case; and the Company’s extensive remedial measures. Additionally, the Company agreed to submit to the DOJ copies of all reports of the independent compliance consultant retained in connection with the Securities and Exchange Commission (the “SEC”) civil administrative settlement described below.  Following completion of the independent compliance consultant’s engagement, the Company also agreed to continue self-reporting to the DOJ for the remainder of the three-year-term of the NPA.

On April 7, 2016, the SEC announced a comprehensive civil administrative settlement with the Company in which the Company neither admitted nor denied allegations related to the internal controls and books and records provisions of the FCPA pursuant to Section 21(c) of the Securities Exchange Act of 1934, as amended.

The conclusion of the DOJ investigation was consistent with preliminary findings of the Company’s Audit Committee announced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which it found did not have a material impact on the financial statements of the Company, did not warrant any restatement of the Company’s financial statements, and did not represent a material weakness in the Company’s internal controls over financial reporting.

The NPA resolves all inquiries related to the government investigations commenced in 2011 regarding the Company’s compliance with the FCPA.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated:  January 19, 2017
LAS VEGAS SANDS CORP.

By:	/s/ Lon Jacobs
Name:	Lon Jacobs
Title:	Executive Vice President, Global General Counsel and Secretary